Exhibit 99.1

Zoom Telephonics Reports Results for the Fourth Quarter of 2015

- Groundwork Laid for Launch of Motorola Licensed Product Line in Q1 2016 -

Boston, MA, March 3, 2016 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the fourth quarter and year ended December 31, 2015.

The Company reported net sales of $1.8 million for the fourth quarter ended December 31, 2015 (“Q4 2015”), compared to $2.7 million for the fourth quarter ended December 31, 2014 (“Q4 2014”).  Zoom reported a net comprehensive loss of $724 thousand or $0.05 per share for Q4 2015 compared to a net comprehensive loss of $118 thousand for Q4 2014.

Gross profit was 27.8% of net sales in Q4 2015, compared to 30.8% of net sales in Q4 2014.  In Q4 2015 gross profit was lower due to price protection allowances for customers’ inventory, as Zoom lowered prices for some of its Zoom brand cable modems in response to competitors’ price reductions for similar modems.  Gross profit was also impacted by significant costs related to air shipments as Zoom flew its first Motorola brand products into its distribution facility for North America.

Operating expenses were $1.2 million or 67.9% of net sales in Q4 2015, compared to $0.9 million or 33.9% of net sales in Q4 2014.  Research and Development expenses increased $156 thousand to $424 thousand from Q4 2014 to Q4 2015 due primarily to increased testing and certification expenses for new products as well as increased personnel expenses.  General and Administrative expenses increased $155 thousand to $419 thousand from Q4 2014 to Q4 2015 due primarily to increases in personnel expenses and in professional fees and expenses for opposing Charter’s and Cablevision’s anti-consumer-choice cable modem policies.  Selling expenses decreased $25 thousand to $360 thousand from Q4 2014 to Q4 2015 due primarily to reductions in commissions and freight expenses due to decreased sales volume.

Zoom’s net sales of $10.8 million for the fiscal year ended December 31, 2015 (“FY 2015”) were down from $11.9 million for the fiscal year ended December 31, 2014 (“FY 2014”). Zoom reported a net loss of $833 thousand or $0.09 per share for FY 2015 compared to a net profit of $122 thousand or $0.02 per share for FY 2014. Gross profit was $3.4 million for FY 2015, down $89 thousand from $3.5 million for FY 2014. Gross margin improved to 31.5% in FY 2015 from 29.3% in FY 2014 as a result of reduced product costs for our core cable modem products.

Operating expenses were $4.1 million or 38.4% of net sales in FY 2015, up from $3.6 million or 30.5% of net sales in FY 2014.  Research and development expenses increased $209 thousand to $1.3 million from FY 2014 to FY 2015, primarily due to increased product development and personnel expenses. General and administrative expenses increased $177 thousand to $1.2 million from FY 2014 to FY 2015, primarily due to increased expenses for personnel and for Charter-related professional fees. Selling expenses increased $125 thousand to $1.6 million from FY 2014 to FY 2015 due primarily to increased advertising expenses.

Zoom’s cash balance on December 31, 2015 was $1.85 million compared to $138 thousand on December 31, 2014.  The Company raised $3.65 million in Q3 2015 from a $3.42 million private placement in September 2015 and a $229 thousand rights offering in July 2015.  Zoom’s cash balance was also augmented by a $697 thousand increase in accounts payable and a $732 thousand decrease in net accounts receivable. The net increase in cash was offset by a pay-down in the outstanding bank debt of $840 thousand, a $1.1 million increase in net inventory, and a year 2015 net loss of $833 thousand.  On December 31, 2015 Zoom had no bank debt, an unused line of credit of $1.25 million, working capital of $4.4 million, and a current ratio of 3.6.

“In Q4 2015 we realized significant accomplishments in Motorola brand product development, production, and placement, but disappointing sales of Zoom brand products,” said Frank Manning, Zoom’s President and CEO.

Mr. Manning continued, “Our legacy Zoom products saw decreased sales in Q4 2015 as Arris dropped the price of 8x4 cable modems, the highest volume cable modem category.  Our Zoom brand product line is important, but over time we anticipate the product mix to shift as our new Motorola product line grows.  Unfortunately Arris Motorola products remain in the sales channel, creating some confusion and giving Arris a short-term boost, but we expect that the availability of these Arris Motorola products will ramp down to near zero by June 2016.”

Mr. Manning concluded, “We now have three new Motorola brand products in the market at key retailers.  Our cable modem focus in the coming months is on selectively and significantly expanding our Motorola brand product placements and revenues for our already shipping products and for exciting new cable modem/router products.  We are also aggressively developing a line of AT&T and Verizon certified cellular products including cellular modems, routers, and multi-sensor products.  These things all take time and careful execution, but generally we’re pleased with our progress.  We look forward to the time when Zoom has the only Motorola brand cable modems in the sales channel, since that should have a significant positive impact on our Company.”

Conference Call

Zoom has scheduled a conference call for Friday March 4th at 9:00 a.m. Eastern Time.  You may access the conference call by dialing (877) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255.  The conference ID is 59212197.  Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics

 Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: risks relating to introduction and sale of our Motorola brand products; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Company Contact:

Zoom Telephonics
Investor Relations
207 South St
Boston, MA 02111
617-753-0897
investor@zoomtel.com

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	12/31/15	12/31/14

ASSETS

Current assets:

Cash	$1,847	$138
Accounts receivable, net	1,079	1,811
Inventories, net	2,785	1,725
Prepaid expenses and other	381	270

Total current assets	6,092	3,944

Property and equipment, net	205	67

Other assets	573	––

Total assets	$6,870	$4,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$840
Accounts payable	1,423	727
Accrued expenses	293	285

Total current liabilities	1,716	1,852

Total liabilities	1,716	1,852

Stockholders’ equity:

Common stock and additional paid-in capital	38,100	34,272

Retained earnings (accumulated deficit)	(32,946)	(32,113)

Total stockholders’ equity	5,154	2,159

Total liabilities and stockholders’ equity	$6,870	$4,011

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14

Net sales	$1,771	$2,710	$10,790	$11,901
Cost of goods sold	1,278	1,875	7,388	8,410

Gross profit	493	835	3,402	3,491

Operating expenses:
Selling	360	385	1,571	1,446
General and administrative	419	264	1,229	1,052
Research and development	424	269	1,342	1,133
Total operating expenses	1,203	918	4,142	3,631

Operating profit (loss)	(710)	(83)	(740)	(140)

Other income (expense), net	(12)	328	(86)	269

Income (loss) before income taxes	(722)	245	(826)	129

Income tax expense	2	1	7	7

Net income (loss)	$(724)	$244	$(833)	$122

Other comprehensive income (loss):
Foreign currency translation adjustments	––	(1)	––	(3)
Foreign currency translation recognition upon reclassification from accumulated other comprehensive income	––	(361)	––	(361)

Net comprehensive income (loss)	$(724)	$(118)	$(833)	$(242)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.05)	$0.03	$(0.09)	$0.02
Diluted Earnings (loss) per share	$(0.05)	$0.03	$(0.09)	$0.02

Weighted average number of shares outstanding:
Basic	13,340	7,983	9,471	7,983
Diluted	13,340	7,983	9,471	7,983